Exhibit 99.1

NEWS RELEASE

Contact:	Barry Bass Chief Financial Officer (301) 986-9200	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376

FIRST POTOMAC REALTY TRUST PRICES FOLLOW-ON OFFERING OF
4,800,000 COMMON SHARES

BETHESDA, Md. — (June 17, 2004) — First Potomac Realty Trust (NYSE:FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, today announced the pricing of a follow-on offering of 4,800,000 common shares at $17.60 per share. The net proceeds of the offering to the Company will be approximately $80 million.

The Company expects to use the net offering proceeds to fund the cash portion of the Company’s previously announced acquisition, to pay down the balance on its revolving line of credit and for general corporate and working capital purposes, including possible future acquisitions.

KeyBanc Capital Markets acted as lead manager and sole book-running manager, Raymond James & Associates (co-lead), Robert W. Baird & Co., Advest, Inc. and Ferris, Baker Watts, Incorporated acted as co-managers. The underwriters will have a 30-day option to purchase an additional 720,000 common shares from the Company to cover over-allotments.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from KeyBanc Capital Markets, a division of McDonald Investments Inc., McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114.

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 42-building portfolio totaling approximately 3.0 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 616,000 square feet in the Company’s properties under nineteen leases.

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7200 Wisconsin Avenue, Suite 310 • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (310) 986-5554

FPO Prices Follow-On Offering

June 17, 2004

Forward-Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties, including the risks and uncertainties associated with the availability, timing and occurrence of property acquisitions, changes in the real estate market, changes in general market conditions, credit risk of our tenants and the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2003, and the prospectus with respect to this offering, when available. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that the plans, intentions or expectations will be achieved. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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